EX-99.B

                                    EXHIBIT B


                                    The Offer


                    ADVANTAGE ADVISERS WHISTLER FUND, L.L.C.
                                 200 Park Avenue
                                   24th Floor
                            New York, New York 10166

               OFFER TO PURCHASE UP TO $75 MILLION OF OUTSTANDING
                          INTERESTS AT NET ASSET VALUE
                             DATED OCTOBER 15, 2003

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, NOVEMBER 12, 2003,
                          UNLESS THE OFFER IS EXTENDED


To the Members of
Advantage Advisers Whistler Fund, L.L.C.:

          Advantage Advisers Whistler Fund, L.L.C., a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the "Offer") up to $75 million of interests in the Fund or portions thereof pursuant to tenders by members of the Fund ("Members") at a price equal to their net asset value as of December 31, 2003, if the Offer expires on November 12, 2003. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined at the close of business on the last business day of the month after the month in which the tender offer actually expires. (As used in this Offer, the term "Interest" or "Interests" as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.) This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's First Amended and Restated Limited Liability Company Agreement dated as of June 5, 2003.

          Members should realize that the value of the Interests tendered in this Offer likely will change between August 31, 2003 (the last time net asset value was calculated) and December 31, 2003, when the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests. Members tendering their Interest should also note that they will remain Members in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through December 31, 2003, the valuation date of the Offer when the net asset value of their Interests is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact PFPC Inc., at the

Advantage Advisers Whistler Fund, L.L.C.


telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

          Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and either mail or fax it to the Fund in the manner set forth in Section 4, below.

                                    IMPORTANT

          THE FUND, ITS INVESTMENT ADVISER AND ITS BOARD OF MANAGERS DO NOT MAKE ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM
TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

          BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY
RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

          THIS   TRANSACTION  HAS  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Fund's service agent:

                                    PFPC Inc.
                                    P.O. Box 220
                                    Claymont, Delaware 19703
                                    Attn:  Angela C. Carn

                                    Phone: (888) 697-9661
                                           (866) 306-0232

                                    Fax:   (302) 791-3105
                                           (302) 793-8132

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Advantage Advisers Whistler Fund, L.L.C.


                                TABLE OF CONTENTS


1.   Background and Purpose of the Offer.......................................6
2.   Offer to Purchase and Price...............................................7
3.   Amount of Tender..........................................................9
4.   Procedure for Tenders....................................................10
5.   Withdrawal Rights........................................................10
6.   Purchases and Payment....................................................10
7.   Certain Conditions of the Offer..........................................12
8.   Certain Information About the Fund.......................................13
9.   Certain Federal Income Tax Consequences..................................14
10.   Miscellaneous...........................................................14

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Advantage Advisers Whistler Fund, L.L.C.


                               SUMMARY TERM SHEET

          o As stated in the offering documents of Advantage Advisers Whistler Fund, L.L.C. (hereinafter "we" or the "Fund"), we will purchase your limited liability company interests ("Interest" or "Interests" as the context requires) at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to redeem). This offer (the "Offer") will remain open until 12:00 midnight, Eastern Time, on Wednesday, November 12, 2003, unless the Offer is extended (the "Expiration Date"). The net asset value will be calculated for this purpose on December 31, 2003 or, if the Offer is extended, on the last business day of the month following the month in which the Offer actually expires (the "Valuation Date").

          o The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Interests during the Fund's audit for its fiscal year ending March 31, 2004, which the Fund expects will be completed by the end of May 2004 and that net asset value will be used to determine the final amount paid for tendered Interests.

          o You may tender your entire Interest, a portion of your Interest defined as a specific dollar value or a portion of your Interest above the minimum required capital account balance. If you tender your entire Interest (or a portion of your Interest) and we purchase that Interest, we will give you a non-interest bearing, non-transferable promissory note (the "Note") that will be held in your brokerage account through which you invested in the Fund and will entitle you to an amount equal to the net asset value of the Interest tendered (valued in accordance with the Fund's First Amended and Restated Limited Liability Company Agreement dated June 5, 2003 (the "LLC Agreement")), determined as of December 31, 2003 (or if the Offer is extended, the net asset value determined on the Valuation Date), less any incentive allocation payable to the investment adviser.

          o If you tender your entire Interest, the Note will entitle you to an initial payment in cash and/or marketable securities (valued in accordance with the LLC Agreement ) equal to at least 95% of the unaudited net asset value of the Interest (the "Initial Payment") which will be paid to your brokerage account within 30 calendar days after the Valuation Date or, if we have requested withdrawals of capital from any investment funds in order to finance the purchase of Interests, ten business days after we have received at least 95% of the total amount withdrawn from such investment funds.

          o The Note will also entitle you to a contingent payment (the "Contingent Payment") equal to the excess, if any, of (a) the net asset value of the Interest tendered as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Fund's financial statements) over (b) the Initial Payment.

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Advantage Advisers Whistler Fund, L.L.C.


               The Contingent Payment will be paid within ten calendar days after the completion of the Fund's next annual audit.

          o If you tender only a portion of your Interest, the Note will entitle you to a payment in cash and/or marketable securities (valued in accordance with the LLC Agreement) equal to 100% of the unaudited net asset value of the Interest and will be paid to your brokerage account within 30 calendar days after the Valuation Date or, if we have requested withdrawals of capital from any investment funds in order to fund the purchase of Interests, within ten business days after we have received at least 95% of the total amount withdrawn from such investment funds.

          o    If you  tender  only a  portion  of your  Interest,  you  will be required  to  maintain  a capital  account  balance  equal to the greater of: (1) the current minimum initial investment requirement imposed by the Fund, net of any incentive allocation payable to the investment adviser, that would be deducted from your capital account if the Valuation Date were a date on which an incentive allocation would otherwise be made (the "Tentative Incentive Allocation") or (2) the amount of the Tentative Incentive Allocation. We reserve the right to purchase less than the amount you tender if the purchase would cause your capital account to have less than the required minimum balance.

          o If we accept the tender of your entire Interest or a portion of your Interest, we will pay the proceeds from: cash on hand, withdrawals of capital from the investment funds in which we have invested, the proceeds from the sale of and/or delivery of portfolio securities held by the Fund and/or delivery through borrowing if the Offer is extended (which we do not intend to do).

          o Following this summary is a formal notice of our offer to purchase your Interests. Our offer remains open to you until 12:00 midnight, Eastern Time, on Wednesday, November 12, 2003, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interest. You will also have the right to withdraw the tender of your Interest at any time after Thursday, December 11, 2003, 40 business days from the commencement of the Offer, assuming your Interest has not yet been accepted for purchase by the Fund.

          o If you would like us to purchase your Interest or a portion of your Interest, you should (i) mail the Letter of Transmittal (enclosed with the Offer), to PFPC Inc. at P.O. Box 220, Claymont, Delaware 19703, attention Angela C. Carn; or (ii) fax it to PFPC Inc. at (302) 791-3105 or (302) 793-8132, so that it is received before 12:00 midnight, Eastern Time, on Wednesday, November 12, 2003. IF YOU FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO PFPC INC. PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, NOVEMBER 12, 2003). Of course, the value of your Interests will change between August 31, 2003 (the last time net asset value was calculated)

Advantage Advisers Whistler Fund, L.L.C.


               and December 31, 2003 when the value of your investment will be determined for purposes of calculating the purchase price for Interests.

          o If you would like to obtain the estimated net asset value of your Interests, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact PFPC Inc. at (888) 697-9661 or (866) 306-0232 or at the address listed above on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

          o Please note that just as you have the right to withdraw the tender of your Interest, we have the right to cancel, amend or postpone this Offer at any time before 12:00 midnight, Eastern Time, on Wednesday, November 12, 2003. Also realize that although the Offer expires at 12:00 midnight, Eastern Time, Wednesday, November 12, 2003, you will remain a member of the Fund with respect to the Interest you tendered that is accepted for purchase by the Fund through December 31, 2003, when the net asset value of your Interest is calculated.

          1. BACKGROUND AND PURPOSE OF THE OFFER. The purpose of this offer to purchase interests ("Offer") is to provide liquidity to members of the Fund (each, a "Member" and collectively, the "Members") which hold Interests, as contemplated by and in accordance with the procedures set forth in the Fund's Confidential Memorandum dated July 2003, as supplemented (the "Confidential Memorandum"), and the LLC Agreement. The Confidential Memorandum and the LLC Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the board of managers of the Fund (the "Board of Managers") has the discretion to determine whether the Fund will purchase Interests from time to time from Members pursuant to written tenders. The Confidential Memorandum also states that Advantage Advisers Management, L.L.C., the investment adviser of the Fund (the "Adviser"), expects that it will recommend to the Board of Managers that the Fund purchase Interests from Members once in each year, effective on the last business day of December. The Fund made an offer to purchase Interests from Members earlier this year, as effective of June 30, 2003, in connection with the change of control of the Adviser resulting from acquisition of the investment management business of CIBC World Markets Corp. by Fahnestock & Co. Inc.

          The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members on January 1, 2004 and thereafter from time to time.

Advantage Advisers Whistler Fund, L.L.C.


          Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue new Interests from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Fund currently expects that it will accept subscriptions for Interests as of November 1, 2003 and on the first day of each month thereafter, but is under no obligation to do so.

          2. OFFER TO PURCHASE AND PRICE. The Fund will, on the terms and subject to the conditions of the Offer, purchase up to $75 million of those outstanding Interests that are properly tendered by Members and not withdrawn (in accordance with Section 5 below) prior to the Expiration Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value on the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. As of the close of business on August 31, 2003, the unaudited net asset value of an Interest corresponding to an initial capital contribution of $150,000 on the following closing dates of the Fund was as follows:


      If You Invested $150,000              Your Unaudited Net Asset Value As Of
      On The Following Closing Date         August 31, 2003 Would Be
      -----------------------------         ------------------------------------

      October 1, 1999                                      $197,916

      December 1, 1999                                     $192,552

      January 1, 2000                                      $186,018

      February 1, 2000                                     $184,219

      March 1, 2000                                        $174,688

      April 1, 2000                                        $178,548

      May 1, 2000                                          $179,237

      June 1, 2000                                         $179,174

      July 1, 2000                                         $177,016

      September 1, 2000                                    $173,185

      October 1, 2000                                      $170,341

      January 1, 2001                                      $165,644

      March 1, 2001                                        $165,491

      April 1, 2001                                        $163,686

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Advantage Advisers Whistler Fund, L.L.C.


      May 1, 2001                                          $166,167

      June 1, 2001                                         $164,324

      July 1, 2001                                         $162,665

      August 1, 2001                                       $162,358

      September 1, 2001                                    $159,992

      October 1, 2001                                      $159,305

      November 1, 2001                                     $159,463

      December 1, 2001                                     $159,070

      January 1, 2002                                      $158,637

      February 1, 2002                                     $157,719

      March 1, 2002                                        $158,054

      April 1, 2002                                        $156,727

      May 1, 2002                                          $156,011

      June 1, 2002                                         $155,929

      July 1, 2002                                         $157,015

      August 1, 2002                                       $157,453

      September 1, 2002                                    $156,782

      October 1, 2002                                      $156,729

      November 1, 2002                                     $156,801

      December 1, 2002                                     $155,871

      January 1, 2003                                      $155,043

      February 1, 2003                                     $154,081

      March 1, 2003                                        $153,530

      April 1, 2003                                        $153,647

Advantage Advisers Whistler Fund, L.L.C.


      May 1, 2003                                          $153,039

      June 1, 2003                                         $151,421

      July 1, 2003                                         $150,232

      August 1, 2003                                       $150,079


          As of the close of business on August 31, 2003, there was approximately $150,822,747 outstanding in capital of the Fund held in Interests (based on the unaudited net asset value of such Interests). MEMBERS MAY OBTAIN MONTHLY ESTIMATED NET ASSET VALUE INFORMATION, WHICH THE FUND CALCULATES BASED UPON THE INFORMATION IT RECEIVES FROM THE MANAGERS OF THE INVESTMENT FUNDS IN WHICH THE FUND INVESTS, UNTIL THE EXPIRATION OF THE OFFER, BY CONTACTING PFPC INC. ("PFPC") AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 2, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 9:00 A.M. TO 5:00 P.M. (EASTERN TIME).

          3. AMOUNT OF TENDER. Subject to the limitations set forth below, Members may tender their entire Interest, a portion of their Interest defined as a specific dollar value or the portion of their Interest above the required minimum capital account balance, as described below. A Member that tenders for purchase only a portion of such Member's Interest shall be required to maintain a capital account balance equal to the greater of: (i) the current minimum initial investment requirement imposed by the Fund, net of the amount of the incentive allocation, if any, that is to be debited from the capital account of the Member and credited to the Special Advisory Member Account of the Adviser on the Valuation Date (the "Incentive Allocation") or would be so debited if the Valuation Date were a day on which an Incentive Allocation was made (the "Tentative Incentive Allocation"); or (ii) the amount of the Tentative Incentive Allocation, if any. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

          If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $75 million (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than $75 million of Interests are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 5 below, the Fund will in its sole discretion take one or more of the following actions: (a) accept additional Interests in accordance with Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

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Advantage Advisers Whistler Fund, L.L.C.


          4. PROCEDURE FOR TENDERS. Members wishing to tender Interests pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to PFPC, to the attention of Angela C. Carn, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to PFPC, also to the attention of Angela C. Carn, at one of the fax numbers set forth on page 2. The completed and executed Letter of Transmittal must be received by PFPC, either by mail or by fax, no later than the Expiration Date.

          The Fund recommends that all documents be submitted to PFPC via certified mail, return receipt requested or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to PFPC must also send or deliver the original completed and executed Letter of Transmittal to PFPC promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC at the address or telephone numbers set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest including, but not limited to, the failure of PFPC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. The Fund, the Adviser and the Board of Managers shall not be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

          5. WITHDRAWAL RIGHTS. Any Member tendering an Interest pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date and, if such Member's Interest is not yet accepted for purchase by the Fund, at any time after December 11, 2003, 40 business days from the commencement of the Offer. To be effective, any notice of withdrawal of a tender must be timely received by PFPC at the address or fax numbers set forth on page
2. A form to give notice of withdrawal of a tender is available by calling PFPC at the telephone numbers indicated on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. A tender of Interests properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

          6. PURCHASES AND PAYMENT. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as if, and when, it gives written notice to the tendering Member of its election to purchase such Interest.

Advantage Advisers Whistler Fund, L.L.C.


          Members may tender their entire Interest, a portion of their Interest defined as a specific dollar value or a portion of their Interest above the required minimum capital account balance. Each Member that tenders its entire Interest or a portion thereof that is accepted for purchase will be given a non-interest bearing, non-transferable promissory note, (the "Note") within ten calendar days of the acceptance of the Member's Interest. The Note will entitle the Member to be paid an amount equal to the value, determined as of the Valuation Date, of the Interest or portion thereof being purchased (subject to adjustment upon completion of the next annual audit of the Fund's financial statements). This amount will be the value of the Member's capital account (or the portion thereof being purchased) determined as of the Valuation Date and will be based upon the net asset value of the Fund's assets as of that date, after giving effect to all allocations to be made as of that date.

          If a Member tenders its entire Interest, the Note will entitle the Member to receive an initial payment in an amount equal to at least 95% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, less any incentive allocation payable to the Adviser (the "Incentive Allocation"), determined as of the Valuation Date (the "Initial Payment"). Payment of this amount will be made within 30 calendar days after the Valuation Date or, if the Fund has requested withdrawals of its capital from any investment funds in order to finance the purchase of Interests, within ten business days after the Fund has received at least 95% of the aggregate amount withdrawn by the Fund from such investment funds. The Note will also entitle a Member to receive a contingent payment (the "Contingent Payment") equal to the excess, if any, of (a) the net asset value of the Interest tendered by the Member and accepted by the Fund for purchase as of the Valuation Date, as it may be adjusted based upon the next annual audit of the Fund's financial statements, over (b) the Initial Payment. The Contingent Payment will be payable within ten calendar days after the completion of the Fund's next annual audit. It is anticipated that the annual audit of the Fund's financial statements will be completed within 60 days after March 31, 2004, the fiscal year end of the Fund.

          A Member that tenders for purchase only a portion of such Member's Interest will receive a Note that will entitle the Member to a payment in cash and/or marketable securities (valued in accordance with the LLC Agreement) equal to 100% of the net asset value of the Interest tendered by the Member that is accepted for purchase by the Fund. Payment pursuant to the Note will be made within 30 calendar days after the Valuation Date or, if the Fund has requested withdrawals of its capital from any investment funds in order to finance the purchase of Interests, within ten business days after the Fund has received at least 95% of the aggregate amount withdrawn by the Fund from such investment funds. The Member will be required to maintain a capital account balance equal to the greater of: (1) the current minimum initial investment requirement imposed by the Fund, if any, that would be debited against the Member's capital account if the date of purchase of the Interest or portion thereof were a date on which an Incentive Allocation would otherwise be made (the "Tentative Incentive Allocation") or (2) the amount of the Tentative Incentive Allocation.

          The Note, pursuant to which Members will receive payment for tendered Interests, will be deposited directly into the tendering Member's brokerage account through which the Member invested in the Fund. Any cash payment due pursuant to the Note will be made by wire transfer directly to the tendering Member's brokerage account and will be subject upon withdrawal from such account to any fees that the broker would customarily assess upon the withdrawal of cash from such brokerage account.

Advantage Advisers Whistler Fund, L.L.C.


          Although the Fund has retained the option to pay all or a portion of the purchase price by distributing marketable securities, in each case, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Managers of the Fund determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Members.

          It is expected that cash payments for Interests acquired pursuant to the Offer which will not exceed $75 million, (unless the Fund elects to purchase a greater amount) will be derived from: (a) cash on hand; (b) withdrawal of capital from the investment funds in which the Fund invests; (c) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or (d) possibly borrowings, as described below. The Fund will segregate with its custodian cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under the Notes, as described above. Neither the Fund, nor the Board of Managers, nor the Adviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to finance any portion of the purchase price, subject to compliance with applicable law, through borrowings. If the Fund finances any portion of the purchase price in that manner, it will deposit assets in a special custody account with its custodian, PFPC Trust Company, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts borrowed will be made from additional funds contributed to the Fund by existing and/or new Members, withdrawal of capital from the investment funds in which it has invested or from the proceeds of the sale of securities and portfolio assets held by the Fund.

          7. CERTAIN CONDITIONS OF THE OFFER. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Fund so elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined as of the close of business on the last business day of the month following the month in which the Offer expires. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

          The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United

Advantage Advisers Whistler Fund, L.L.C.


States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

          8. CERTAIN INFORMATION ABOUT THE FUND. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. The principal office of the Fund is located at 200 Park Avenue, 24th Floor, New York, New York 10166 and the telephone number is (212) 667-4225. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

          Effective October 30, 2003, Paul Belica's resignation is accepted by the Fund and will no longer be a Manager. In addition, effective October 30, 2003, Lawrence Becker is elected to serve as Manager and as the audit committee financial expert, as that term is defined in the rules adopted under Section 407 of the Sarbanes-Oxley Act of 2002, of the Audit Committee of the Board.

          Other than the aforementioned, the Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Fund) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers, to fill any existing vacancy on the Board of Managers or to change any material term of the investment advisory arrangement with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Managers determines may be necessary or appropriate to finance any portion of the purchase price for Interests acquired pursuant to this Offer to Purchase or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

          Other than the acceptance of subscriptions for Interests as of September 1, 2003 and October 1, 2003, there have been no transactions involving Interests that were effected

Advantage Advisers Whistler Fund, L.L.C.


during the past 60 business days by the Fund, the Adviser, any Member or any person controlling the Fund or the Adviser or controlling any Member.

          Based on August 31, 2003 estimated values, Howard M. Singer, a Manager, owns $301,216, approximately (0.20%) of the Fund. Howard M. Singer may tender all or a portion his Interests at this time. The Adviser of the Fund is entitled under the terms of the LLC Agreement to receive, subject to certain limitations, the Incentive Allocation, as specified in the LLC Agreement and described in the Confidential Memorandum.

          9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

          In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Interest. A Member's basis in such Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the purchase of such Interest. A Member's basis in such Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. A Member that has its entire Interest is purchased by the Fund may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Interest.

          10. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

          The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting PFPC at the address and telephone numbers set forth on page 2 or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                                     ANNEX A

                              Financial Statements

     Audited financial statements for the year ended March 31, 2002 previously filed on EDGAR on Form N-30D on June 10, 2002; and

     Audited financial statements for the year ended March 31, 2003 previously filed on EDGAR on Form N-30D on June 6, 2003.